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                                                                   EXHIBIT 10.25

                        AGREEMENT FOR PURCHASE AND SALE
                        -------------------------------

     This Agreement is made and entered into this 13th day of May 1998, by and between IMAGE ENTERTAINMENT, INC., a California corporation, whose address is 9333 Oso Avenue, Chatsworth, California 91311 ("Seller") and JACKSON-SHAW COMPANY, a Texas corporation, whose, address is 3753 Howard Hughes Parkway, Suite 200, Las Vegas, Nevada 89109 ("Buyer").

     1.  Recitals.  Seller is the owner of that certain unimproved real property
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located in the vicinity of Sunset Road and Spencer Street in Clark County,
Nevada, comprising approximately 8.8 acres, and more particularly described in Exhibit "1" hereto (the "Property").

     2.  Purchase and Sale.  Through escrow and at closing as hereinafter
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provided, and conditioned upon full performance by Buyer and Seller of their obligations under this Agreement, Seller agrees to sell and Buyer agrees to buy the Property.

     3.  Purchase Price.  The purchase price for the property is Three Million
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One Hundred Thousand Dollars ($3,100,000.00). One Million Five Hundred Fifty
Thousand Dollars ($1,550,000.00) shall be allocated to Parcel A as described on Exhibit "1" and One Million Five Hundred Fifty Thousand Dollars ($1,550,000.00) be allocated to Parcel B as described on Exhibit "1", payable as follows:

          A.   Parcel A.
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               (1)  Upon execution of this Agreement, Buyer shall deposit
Twenty-five Thousand Dollars ($25,000.00) ("Earnest Money Deposit") with United Title Company, escrow holder, as and for earnest money, which, together with any interest accrued thereon, shall be released to Seller at Close of Escrow (as hereinafter defined). The Opening of Escrow shall occur upon execution of this Agreement, simultaneously with the delivery of the Earnest Money Deposit of Twenty-five Thousand Dollars ($25,000.00) with Sharon Rhodes at United Title Company, 3980 Howard Hughes Parkway, Suite #100, Las Vegas, Nevada 89109, and the delivery to Seller the Preliminary Title Report referred to in Paragraph 5(B) and the survey ("Opening of Escrow"). The escrow relating to Parcel A shall close on or before one hundred and five (105) days after the Opening of Escrow.

               (2) The balance of the purchase price for Parcel A shall be deposited in escrow with United Title Company, by cash or cashier's check, at or before the Close of Escrow, and released to Seller at closing. At the end of the Feasibility Period as defined herein, the Earnest Money Deposit shall be non-refundable except in the event of Seller's default. The parties agree that if Buyer fails to perform its obligations under this Agreement, Seller will be entitled to compensation for the detriment so caused but that it is extremely difficult and impractical to ascertain the extent of the detriment, therefore, if Buyer breaches this Agreement, Seller, as its sole remedy shall be entitled to retain the Earnest Money as liquidated damages.
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          B.   Parcel B.
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               (1)  At the Close of Escrow of Parcel A, Buyer shall deliver
Fifty Thousand Dollars ($50,000.00) directly to Seller ("Option Payment") outside of Escrow for an option to purchase Parcel B for One Million Five Hundred Fifty Thousand Dollars ($1,550,000.00). Said payment becomes the immediate property of Seller whether or not Buyer exercises the option. Buyer shall have up to and including December 31, 1998, to notify Seller in writing of Buyer's intent to exercise the option ("Notice to Exercise Option"). The Close of Escrow on Parcel B, by and through a separate escrow from Parcel A, shall occur within sixty (60) days after the date of the Notice to Exercise Option, however, said closing cannot occur later than March 1, 1999. At the Close of Escrow the remainder of the purchase price of One Million Five Hundred Thousand Dollars ($1,500,000.00) shall be deposited in escrow with Buyer having been given credit for the Fifty Thousand Dollar ($50,000.00) Option Payment.

               (2) Buyer may extend the period in which to exercise its option until June 30, 1999 by paying an additional Seventy-five Thousand Dollars ($75,000.00) directly to Seller outside of escrow prior to December 31, 1998. Said payment shall become the immediate property of Seller whether or not the Buyer exercises the option. If Buyer extends the option period, Buyer shall have until June 30, 1999 to close the escrow with Buyer. Buyer shall deposit the remaining balance due and owing on the purchase price with credit given to Buyer for any option payments previously made on Parcel B, however, if the Close of Escrow does not occur on or before June 30, 1999, this Agreement shall terminate as to Parcel B and Seller may retain all Option Payments in its possession.

     4.   Escrow and Escrow Instructions.  After the Opening of Escrow the
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parties shall promptly execute and deliver such escrow instructions, and additional documents as may be required to consummate this Agreement, directed to United Title Company, attn: Sharon Rhodes (the "Escrow"), to consummate the purchase and sale of the Property in accordance with the terms and provisions of this Agreement. In the event of any conflict between the escrow instructions and this Agreement, this Agreement will prevail.

     5.   Conditions.  This Agreement is subject to the following conditions:
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          A.   Feasibility Period. Buyer shall have seventy-five (75) days from
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the date of the Opening of Escrow ("Feasibility Period") within which to conduct studies of the Property, including, but not limited to: soils testing, environmental study, biological study (including but not limited to tortoise study), hydrology tests, design criteria and feasibility. Said studies and tests shall be at no cost or detriment to Seller and Buyer shall deliver to Seller copies of all reports as they are completed. Such tests and studies shall hereinafter be collectively referred to as the "Studies". Buyer shall be entitled to enter the Property to conduct its Studies as provided for under
Section 7 of this Agreement. Furthermore, Seller agrees to cooperate with Buyer and Buyer's agents in conducting said Studies and, if required, by signing any documents needed by Buyer to conduct those Studies. Seller will provide Buyer any documents in its possession or control which pertain to the Property. Buyer has the obligation to notify Seller of any problems that result from these Studies. If Buyer does not provide Seller with written notification of its approval during the 75-day period, this Agreement shall terminate and the Earnest Money Deposit shall be returned to Buyer with no further duties on the part of Buyer or Seller, save and except Buyer shall pay any title and escrow costs that may have accrued to that date.

          B.   Preliminary Title Report. Seller shall furnish Buyer, at Seller's
               ------------------------
expense, a Preliminary Title Report on the Property and by execution of this Agreement, Buyer acknowledges receipt of said report. Buyer shall have fifteen
(15) days after receipt of the Preliminary Title Report and ALTA Survey to disapprove in writing any exceptions to title. In the event of such disapproval, Seller, at its election, may cancel Escrow and cause return to Buyer of the Earnest Money Deposit or may have until the date of Close of Escrow within which to attempt to eliminate any disapproved exceptions from the policy of title insurance to be issued in favor of Buyer at Close of Escrow, and if not eliminated, Escrow shall be canceled and the Earnest Money Deposit shall be returned to Buyer, unless Buyer then elects to waive its prior disapproval. Failure of Buyer to disapprove any exceptions within the above mentioned time limit shall be deemed approval of the Preliminary Title Report. Any exceptions to which no disapproval is made shall be deemed Permitted Exceptions.

          C.   Condition of Property.  Except as provided in Section 7, Buyer
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acknowledges that Seller has not made, and will not make, any representation or warranty respecting the Property, its condition, its suitability for any purpose, the availability of utilities or any other matter or thing respecting the Property. The Property is being sold "AS-IS", and the determination of its actual size, condition, or viability of Buyer's intended use through Studies and/or other analysis shall be based on Buyer's own independent investigation and be the sole responsibility of Buyer.

          D.   Assignment. Buyer may assign this Agreement to an entity in which
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Buyer shall have an ownership interest or a right of management.

     6.   Right of Entry and Inspection.  Buyer shall have the right to enter
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upon the Property at any reasonable time prior to Close of Escrow to make such inspections, environmental audits, tests, surveys and investigations as Buyer may deem appropriate. All entry and activities by Buyer upon the Property shall be at Buyer's sole cost, risk and expense. Buyer agrees to restore and repair any damages to the Property during the performance of its Studies. Buyer covenants and agrees to hold Seller harmless from all claims arising from or connected to the Studies conducted on the Property and to provide adequate insurance during the performance of the Studies.

     7.   Warranties of Seller.  Seller hereby warrants that, to the best of
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Seller's knowledge, each of the following statements is true:

          A.   Actions, Suits or Proceedinqs.  There are no actions, suits or
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proceedings which are pending or threatened before any governmental department, commission, board,
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bureau, agency or instrumentality that would materially and adversely affect the
Property or the right to occupy or utilize it.

          B.   No Notice of Pending Condemnation. There are no pending or
               ---------------------------------
threatened condemnation or eminent domain proceedings affecting the Property, or any part thereof.

          C.   Consent. No consent or approval of this Agreement is required to
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be obtained by Seller from any third party in order for Seller to consummate this Agreement.

          D.   Possessory Rights. No person, except as disclosed by this
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Agreement or otherwise in writing to Buyer, has any right to possession of the
Property.

          E.   Mechanics' Liens. There are no unsatisfied mechanics' or
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materialman's lien rights concerning the Property.

          F.   Bankruptcy Proceedings. Neither Seller nor any part of the
               ----------------------
Property is the subject of any bankruptcy proceedings.

          G.   Hazardous Materials. Seller has not received any written notice,
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nor to the best of Seller's actual knowledge, any other information indicating that the Property is in violation of any Environmental Law. As used herein, "Environmental Law" shall mean any Federal, State or local law, ordinance or regulation relating to flammable explosives, radioactive materials, hazardous wastes, toxic substances, underground storage tanks or related materials, including, but not limited to asbestos, petroleum or any petroleum by-products, urea formaldehyde, foam insulation, polychlorinated biphenlys, and those substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended, 42 U.S.C. (S)(S)9601 et seg.; the Resource
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Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S)(S)6901 et seg.; Nevada
                                                             -- ---
Revised Statutes Chapter 459 (Hazardous Materials); or in any regulations adopted in publications promulgated pursuant to such laws and amendments thereto.

          H.   Zoning. Seller, to the best of Seller's knowledge, represents and
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warrants that the Property is zoned MD (Design Manufacturing) by Clark County.

          I.   Documents Provided by Seller. All information furnished to Buyer
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by or on behalf of Seller prior to the execution of this Agreement is to the best of Seller's knowledge true and correct in all material respects and fairly and accurately reflects the condition or statement of facts reported to be represented.

          J.   Authority. Seller has the requisite corporate authority to
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execute this Agreement and consummate this transaction pursuant to the terms of this Agreement. All persons executing this Agreement hereunder on behalf of Seller are duly authorized to do so by the corporate action of the Seller.

     8.   Warranties of Buyer.  In addition to other covenants, promises and
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warranties contained in the other parts of this Agreement, Buyer hereby represents and warrants for the benefit and reliance of Seller:

          A. That Buyer is a Texas corporation duly formed, validly existing, and in good standing as of the date hereof, and is conducting business in Nevada at 3753 Howard Hughes Parkway, Suite 200, Las Vegas, Nevada 89109, Clark County, Nevada.

          B. That all corporate consents and approvals necessary and proper to empower Buyer to enter into this Agreement and have been duly and validly sought and obtained; and that copies thereof shall be delivered to Seller at Seller's request (but in no event later than Close of Escrow).

          C. That the signatories executing this Agreement on behalf of Buyer, are incumbent officers of Buyer and possessed with appropriate corporate authority to enter into this Agreement on behalf of Buyer.

          D. That Buyer and its officers have not concealed, or neglected or failed to inform Seller of, any material facts or circumstances which would adversely affect Buyer's ability to consummate or perform the transaction contemplated hereby, or which would act to impair or negate any security interest of Seller hereunder.

     9.   Close of Escrow.
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          A.   The Close of Escrow on Parcel A shall occur no later than one hundred five (105) days from the Opening of Escrow. The Close of Escrow on Parcel B shall occur no later than sixty (60) days after the date of the Notice to Exercise Option, subject to any extension contained in Section 3 of this Agreement, but in no event may Close of Escrow occur after June 30, 1999.

          B. As to each respective Parcel, Seller shall deliver to Buyer, at Close of Escrow:

               (1) a general grant, bargain, sale deed conveying good and marketable title to Seller; and

               (2) a standard CLTA Owner's Title Insurance Policy insuring Buyer in the amount of the Purchase Price and showing the Property to be subject to no exceptions other than the Permitted Exceptions and such other exceptions as may be expressly approved by Buyer in writing. Buyer may elect to pay for ALTA land survey and title policy, but shall be credited the costs of the CLTA policy.

          C. At Close of Escrow, each of the parties shall deliver, to the escrow agent such sums, instruments and documents as are required by this Agreement or are customary in
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similar transactions in Clark County, Nevada, and they shall do all of the things reasonably necessary to close this transaction and carry out the purpose and intent of this Agreement.

          D. Taxes on a Parcel shall be prorated as of the date of Close of Escrow. The recording fees for the deed, and any transfer taxes thereon shall be paid by Seller. Fees of the escrow agent shall be paid one-half by Seller and one-half by Buyer.

     10.  Notices.  All notices, requests, demands and other communications
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under this Agreement shall be in writing and shall be deemed to have been fully given on the date of service if served personally, certified mail, postage prepaid, and return receipt requested, Federal Express (or other nationally recognized overnight delivery service) or by facsimile transmission (followed by a hard copy sent by certified mail or Federal Express) on a business day during normal business hours on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, postage prepaid and properly addressed to the parties as follows:

          To:            Image Entertainment, Inc.
                         9333 Oso Avenue
                         Chatsworth, CA 91311
                         Attn: Cheryl Lee, Esq.
                         Chief Administrative Officer and General Counsel

          To:            Jackson-Shaw Company
                         Attn:  Jill Warren
                         4890 Alpha Rd.
                         Dallas, TX  75244

          w/copy to:     Jeff LaPar
                         3753 Howard Hughes Pkwy.
                         Las Vegas, NV  89109

Any party may change its address for purposes of paragraph by giving the other party written notice of the new address in the manner set forth above.

     11.  Entire Agreement.  This Agreement constitutes the entire agreement
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between the parties relating to the subject matter contained in it and supersedes all prior or contemporaneous agreements, representations and understanding of the parties. No waiver of any of the provisions of this Agreement shall be deemed, nor shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing wavier. No supplement, modification or amendment of this Agreement nor any waiver of any provision shall be binding unless executed in writing by all the parties.

     12.  Exhibits.  The Exhibits to this Agreement form an integral part of
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this Agreement.

     13.  Force Majeure.  In addition to the specific provisions of this
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Agreement, performance by any party hereunder shall not be deemed to be in default where delays or defaults are due to war, insurrection, strikes, lock-outs, riots, floods, earthquakes, fires, casualties acts of God, acts of the public enemy, epidemics, quarantine restrictions, freight embargoes, lack of transportation, governmental restrictions or priority, litigation (including delays beyond the reasonable control of the party) to include, but not be limited to: unusually severe weather, inability to secure necessary labor, materials or tools, delays of any contractor, subcontractor or supplier, acts of another party, acts or the failure to act of any public or governmental agency or entity, or any other causes beyond the control or without the fault of the party claiming an extension of time to perform. An extension of time for any such cause shall only be for the period of the enforced delay, which period shall commence to run from the time of the commencement of the cause.

     14.  Attorney Fees.  In the event any legal action or proceeding, including
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an arbitration, is commenced to enforce this Agreement, the prevailing party shall be entitled to recover its attorney's fees and costs.

     15.  Binding Agreement.  This Agreement shall be binding upon and shall
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inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

     16.  Applicable Law and Venue.  The laws of the State of Nevada shall apply
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to the interpretation, construction and enforcement of this Agreement and the exclusive venue for any litigation relating to this Agreement will be the state or federal courts sitting in Clark County, Nevada and the parties hereby consent to such jurisdiction.

     17.  Time of The Essence.  Time shall be of the essence of this Agreement.
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     18.  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts. A set of counterparts containing the signatures of all parties hereto shall have the same effect as a single Agreement containing the signatures of all parties.

     19.  Joint Preparation.  The provisions of this document have been
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negotiated by all parties hereto and should therefore not be interpreted or construed in favor of or with prejudice against any particular party, but in accordance with the general tenor of the language used.

     20.  Brokers.  Seller and Buyer each represent and warrant to the other
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that they have not entered into any written agreement with any real estate broker for the payment of real estate commissions in regards to the sale of the Property under the terms of this Agreement nor have they, by written contract, retained the services the services of any real estate broker regarding the sale of the Property.

     21.  Additional Documents.  Before, at and after the Close of Escrow, the
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parties hereby agree to execute, acknowledge and deliver such additional documents and instruments as may be reasonably necessary to carry out the full intent and purpose of this Agreement.

     22.  Memorandum of Option.  The parties agree that Buyer shall have the
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right to record a memorandum of the option granted pursuant to Section 3(b) of this Agreement and Seller hereby agrees to execute, in recordable form, a short form memorandum of option agreement.

     Dated as of the year and date above first written.

IMAGE ENTERTAINMENT, INC.,                   JACKSON-SHAW COMPANY,
a California corporation,                    a Texas corporation,


By:  /s/ JEFF M. FRAMER                      By:  /s/ J. MICHAEL BRAY
     ------------------                           -------------------
Its: CFO                                     Its: Vice President